Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

May 24, 2002

Dear Sir/Madam:

We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K dated May 20, 2002, of The ServiceMaster Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP


Copy to:
Mr. Steven C. Preston,
      Executive Vice President and
      Chief Financial Officer
The ServiceMaster Company